                Exhibit 10.14
AMENDMENT TO THE
PENN VIRGINIA CORPORATION 2017 SPECIAL SEVERANCE PLAN
(As Amended and Restated Effective August 17, 2020)
WHEREAS, Penn Virginia Corporation (the “Company”) maintains the Penn Virginia Corporation 2017 Special Severance Plan (as the same may be amended from time to time, the “Plan”) for the benefit of its employees;
WHEREAS, pursuant to Section 10 of the Plan, prior to the Closing (as defined in the Plan), the Compensation & Benefits Committee of the Board of Directors of the Company (the “Committee”) may amend or terminate the Plan at any time, without notice, and for any or no reason; provided, however, that any amendment or termination that is materially adverse to a Participant who has executed a Participation Agreement will not be effective as to such Participant in the event that a Closing occurs within twelve months thereafter, unless such action is approved in writing by such Participant;
WHEREAS, the Company has determined that it is in the best interests of the Company to amend the Plan to revise the definition of “Good Reason,” in order to provide for the Company’s right to cure for any Participants who have not executed a Participation Agreement.
NOW, THEREFORE, pursuant to its authority under Section 10 of the Plan, the Company hereby amends the Plan as follows, effective as of December 23, 2020:

1.    Section 3(k) of the Plan is hereby amended and restated in its entirety to read as follows:

(k)    “Good Reason” has the meaning ascribed to such term in any employment agreement between the Participant and the Company or, if none, means the occurrence of any of the following events or conditions: (i) a material reduction in the Participant’s base salary or annual cash incentive compensation opportunity from that in effect immediately prior to the Closing; (ii) the relocation of the Participant to a location more than fifty (50) miles from the location at which the Participant is based immediately prior to the Closing or (iii) a material diminution in the Participant’s title, authority, duties or responsibilities from those in effect as of immediately prior to the Closing; provided, however, Good Reason shall not have occurred unless (1) such event or condition remains uncured forty-five (45) days following Participant’s delivery to the Company of written notice of the specific grounds for Good Reason (the “Cure Period”), (ii) such written notice is delivered within forty-five (45) days following the initial occurrence of the event or condition giving rise to Good Reason, and (iii) the Participant terminates his or her employment with the Company within ten (10) days after the expiration of the Cure Period.

IN WITNESS WHEREOF, Penn Virginia Corporation has caused this instrument to be signed by its duly authorized officer as of this 23rd day of December, 2020.
    PENN VIRGINIA CORPORATION
    By:/s/ Katherine Ryan
Its: Vice President, Chief Legal Counsel
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